Exhibit 99.1

ProMIS Neurosciences Announces First Quarter 2026 Financial Results and Provides Corporate Highlights

●	Company closed PIPE financing with gross proceeds of up to $175 million, including the possible exercise of warrants, from long-term global investors. Proceeds are expected to fund the Company through 2027, including completion of the ongoing Phase 1b clinical trial in Alzheimer's disease (AD).
●	PRECISE-AD Phase 1b trial is fully enrolled and progressing on schedule, with the blinded 6-month interim analysis anticipated in early Q3 2026 and 12-month top-line data anticipated in early 2027.
●	The planned interim analysis is expected to include a qualitative assessment of aggregated safety data, including amyloid-related imaging abnormalities (ARIA) incidence, as well as key biomarker trends across all study participants at the 6-month timepoint.

Cambridge, Massachusetts, May 12, 2026 (GLOBE NEWSWIRE) -- ProMIS Neurosciences Inc. (Nasdaq: PMN), a clinical-stage biotechnology company focused on the generation and development of antibody therapeutics targeting toxic misfolded proteins in neurodegenerative diseases, today announced its financial results for the quarter ended March 31, 2026, and provided a corporate update.

"2026 has the potential to be a significant year for patients with Alzheimer's disease and their caregivers,” said Neil Warma, Chief Executive Officer of ProMIS Neurosciences.  “We believe ProMIS is well-positioned with PMN310 as a potentially differentiated treatment for patients with early AD.  We are coming off a productive quarter, having closed a transformational financing of up to $175 million, including potential proceeds from warrant exercises, and have executed well on our Phase 1b clinical trial. Near-term data catalysts, including the blinded 6-month interim analysis, are anticipated in early Q3 2026, and could provide important insight into the potential of our lead drug candidate, PMN310.

With currently marketed AD therapies, safety remains a central concern. Both approved plaque-directed antibodies carry black box warnings for a serious side effect known as ARIA, which encompasses cerebral edema (ARIA-E) and microhemorrhages (ARIA-H) in the brain. ARIA is believed to be associated with therapies that bind amyloid plaque. Given the modest clinical benefit observed with these therapies, ARIA-related risk has been a meaningful consideration in real-world treatment decisions for many patients and physicians.

A growing body of evidence supports the view that toxic soluble amyloid-beta oligomers, small soluble species that form upstream of plaque, are a primary driver of cognitive decline in AD. PMN310 has been designed to selectively target these toxic oligomers while sparing plaque, a mechanism we believe may enable improved efficacy and a differentiated safety profile relative to plaque-directed antibodies.

ProMIS’s Phase 1b trial, PRECISE-AD, was fully enrolled in December 2025, exceeding the company’s target, and we are now approaching the 6-month timepoint of the trial. The upcoming blinded interim data analysis anticipated in early Q3 2026 will summarize aggregate safety data and overall trends in key biomarkers across all study participants, without revealing treatment assignments. Because the analysis pools active and placebo groups under the blind, even modest directional changes could provide early indications of target engagement while preserving the integrity of the trial.

ProMIS expects to complete 12-month dosing for all patients by year-end and to report unblinded top-line results in early 2027, providing a comprehensive view of PMN310's safety, biomarker, and clinical outcomes by treatment group, and an important clinical test of PMN310’s selective targeting approach."

Corporate Highlights

Alzheimer’s Disease (AD) Program (PMN310)

●	The Company is conducting the PRECISE-AD Phase 1b clinical trial, which is fully enrolled with 144 participants across three dosing cohorts receiving treatment over a 12-month period.
●	A blinded interim analysis is anticipated in early third quarter 2026, providing a mid-study review of aggregated safety data and overall biomarker trends across all participants. As this analysis remains blinded, individual treatment assignments will not be disclosed, and results will represent combined data from both active and placebo groups. While this interim analysis is not designed to assess clinical efficacy, this early look may reveal directional biomarker trends that offer early insight into target engagement.
●	Full patient dosing is expected to be completed by year-end 2026, with unblinded top-line results anticipated in early 2027. At that time, the Company expects to evaluate biomarker outcomes and clinical measures by treatment group, providing a comprehensive understanding of PMN310’s potential in Alzheimer’s disease.

Pipeline Progress and Scientific Presentations

●	AD/PD™ 2026 Presentations: ProMIS featured two key presentations at the Alzheimer’s Disease/Parkinson’s Disease International Conference highlighting the versatility of its discovery platform:
o	Dr. Neil Cashman, CSO, presented on the rational design of a vaccine against TDP-43 proteinopathies using a pathogenic epitope of misfolded TDP-43.
o	Dr. Johanne Kaplan, CDO, presented data on how vaccination with conformational epitopes derived from computational modeling elicits an active antibody response selective for toxic alpha-synuclein species.
●	Subcutaneous Formulation: The Company has accelerated the development of a subcutaneous formulation for PMN310 to enhance patient convenience and further strengthen the asset’s competitive profile.

Recent and Future Activities and Upcoming Milestones

●	Closed Private Placement: Completed a private placement in February 2026 for gross up-front proceeds of $75.5 million, with the potential to secure an additional $100 million upon exercise of warrants.
●	Bloom Burton & Co. Healthcare Investor Conference: Neil Warma, CEO, participated and presented a corporate overview. View here: PMN Corporate Overview
●	Fierce Biotech Week: Neil Warma, CEO, will participate in a panel discussion titled “Combination, Prevention, and New Biology in Neurodegenerative Drug Development”.
●	Alzheimer’s Association International Conference (AAIC): Poster presentation titled “Activity and clinical progress of PMN310 designed to selectively target toxic Aß oligomers for greater potency in Alzheimer’s disease” will be presented by Johanne Kaplan, Chief Development Officer.
●	Interim Data Readout: Blinded interim analysis of PRECISE-AD safety and biomarker data anticipated early Q3 2026.
●	Top-line Results: Presentation of 12-month unblinded top-line data anticipated in early 2027.

Key Pipeline Programs

●	Development of subcutaneous formulation for PMN310
o	We have accelerated the development of a subcutaneous formulation of PMN310 and established a dedicated development plan, reflecting our conviction in the potential of this approach to improve patient experience and strengthen the asset's competitive profile.
●	Amyotrophic Lateral Sclerosis Disease Program (PMN267)
o	PMN267 is the lead preclinical candidate antibody directed against toxic misfolded TDP-43 as a potential therapeutic target for ALS and other TDP-43 proteinopathies (e.g. frontotemporal dementia). It has demonstrated strict selectivity for pathogenic TDP-43 and protective activity in antibody and intrabody formats. PMN267 has been humanized in a human IgG1 framework for IND-enabling studies.

●	Parkinson’s Disease (PD), Dementia with Lewy Bodies and Multiple System Atrophy (MSA) Disease Program (PMN442)
o	ProMIS selected PMN442 as the lead candidate antibody for PD and other synucleinopathies based on its selective binding and protective activity against pathogenic forms of alpha-synuclein. It has been humanized in a human IgG1 framework for IND-enabling studies.

First Quarter 2026 Financial Highlights

●	Cash Position: As of March 31, 2026, the Company’s cash and cash equivalents were $63.8 million, reflecting the $75.5 million in gross up-front proceeds from the February financing.
●	Cash Runway: Based on the current operating plan, existing cash resources are expected to fund planned operations through 2027, including the completion of the PRECISE-AD trial.
●	Net Loss: For the quarter ended March 31, 2026, the Company reported a net loss of $8.2 million, compared to a net loss of $7.3 million for the same period in 2025.

About ProMIS Neurosciences Inc.

ProMIS Neurosciences is a clinical-stage biotechnology company committed to the discovery and development of therapeutic antibodies and vaccines selective for toxic oligomers associated with the development and progression of neurodegenerative and other misfolded protein diseases. The Company’s proprietary target discovery engine, EpiSelect™, has been shown to predict novel targets known as Disease Specific Epitopes (DSEs) on the molecular surface of misfolded proteins that cause neurodegenerative and other misfolded protein diseases, including Alzheimer’s disease (AD), amyotrophic lateral sclerosis (ALS), frontotemporal dementia (FTD), multiple system atrophy (MSA), and Parkinson’s Disease (PD). ProMIS has offices in Cambridge, Massachusetts (USA) and Toronto, Ontario (CAN).

About PMN310 and the PRECISE-AD Trial for Alzheimer’s Disease (AD)

PMN310, the Company’s lead product candidate for the treatment of AD, is a humanized IgG1 monoclonal antibody that has been designed to selectively target only the toxic oligomers, avoiding plaque, thereby potentially reducing, or eliminating amyloid-related imaging abnormalities (ARIA) liability. In addition, because PMN310 may not be limited by off-target binding or side effects, PMN310 could potentially offer an improved efficacy profile over other amyloid-directed antibody therapeutics. PMN310 was granted Fast Track designation by the U.S. Food and Drug Administration in July 2025.

Based on the encouraging results from the Phase 1a trial (NCT06105528) of PMN310 in healthy volunteers, ProMIS initiated PRECISE-AD, a Phase 1b clinical trial in AD patients. PRECISE-AD (NCT06750432) is a randomized, double-blind, placebo-controlled study to evaluate the safety, tolerability and pharmacokinetics (PK) of multiple ascending doses (5, 10, 20 mg/kg) of intravenous PMN310 in patients with Mild Cognitive Impairment due to AD or mild AD (Stage 3 and Stage 4 AD). PRECISE-AD will be the first study to examine the effects of a monoclonal antibody directed solely against Aβ oligomers on biomarkers associated with AD pathology and clinical outcomes. Safety will be a primary outcome of the study with particular emphasis on assessing whether, as a non-plaque binder, PMN310 may have a reduced risk of ARIA. The study is powered to provide 95% confidence for detection of ARIA and is designed to provide meaningful insight into the effects of PMN310 on biomarkers and clinical outcomes.

EpiSelectTM Drug Discovery Engine

Toxic misfolded proteins underlie the pathogenesis of neurodegenerative diseases such as Alzheimer’s disease, Parkinson’s disease (PD), amyotrophic lateral sclerosis (ALS), and frontotemporal dementia (FTD). Generation of therapeutic antibodies selectively targeting only disease-misfolded protein isoforms, while sparing normal or irrelevant isoforms of the same protein, has not yet been successfully achieved by conventional immunization strategies. ProMIS Neurosciences has developed a computational platform (EpiSelect™) to identify conformational epitopes that are uniquely exposed on toxic misfolded proteins, which can then be used to generate misfolding-speciﬁc antibodies or vaccine formulations. Application of the ProMIS platform produced PMN310, a clinical stage, humanized monoclonal antibody candidate that has been shown to be highly selective for toxic amyloid-beta oligomers (AβO) without signiﬁcant reactivity with amyloid-beta monomers or ﬁbrils, thereby avoiding target distraction by these more abundant species, and potentially reducing the risk of brain edema and microhemorrhages associated with the targeting of vascular/parenchymal amyloid. Similarly, speciﬁc epitopes for alpha-synuclein toxic oligomers/soluble ﬁbrils that drive synucleinopathies, and for pathogenic TDP-43 in ALS and FTD have been identified and lead candidate antibodies generated. The precise conformation of these epitopes has been translated into vaccines inducing an antibody response selective for pathogenic molecular species in preclinical mouse vaccination studies.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain information in this news release constitutes forward-looking statements and forward-looking information (collectively, “forward-looking information”) within the meaning of applicable securities laws. In some cases, but not necessarily in all cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “pleased to”, “look forward to”, “potential to”, “targets”, “expects” or “does not expect”, “is expected”, “excited about”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “expects”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Specifically, this news release contains forward-looking information relating to the Company’s Phase 1b study in AD patients, including planned timing for completion and anticipated data read out of interim results in the third quarter of 2026 and topline results by early 2027, statements relating to the Company's progress, including enrollment and dosing for its Phase 1b clinical trial, the potential for PMN310 to positively benefit patients with AD, the targeting of toxic misfolded proteins in neurodegenerative diseases that the Company believes may directly address fundamental AD pathology (including the belief and understanding that toxic oligomers of Aß are a major driver of AD) and have greater therapeutic potential due to reduction of off-target activity, and the ability of the Company’s cash runway to fund operations through 2027. Statements containing forward-looking information are not historical facts but instead represent management’s current expectations, estimates and projections regarding the future of our business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by the Company as of the date of this news release, are subject to known and unknown risks, uncertainties and assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including, but not limited to, including, but not limited to, the risk that preclinical results or early results may not be indicative of future results, its accumulated deficit and the expectation for continued losses and future financial results. Important factors that could cause actual results to differ materially from those indicated in the forward-looking information include, among others, the factors discussed throughout the “Risk Factors” section of the Copany’s most recently filed Annual Report on form-10-K for the year ended December 31, 2025 and in its subsequent filings filed with the United States Securities and Exchange Commission. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update any forward-looking information, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash	$63,814,345	$6,116,556
Short-term investments	33,753	33,753
Prepaid expenses and other current assets	1,764,594	3,032,112
Total current assets	65,612,692	9,182,421
Prepaid expenses, long-term	1,798,879	—
Total assets	$67,411,571	$9,182,421
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,716,823	$2,543,415
Accrued liabilities	4,897,796	7,868,416
Total current liabilities	6,614,619	10,411,831
Share-based compensation liability	79,380	29,182
Total liabilities	6,693,999	10,441,013

Shareholders' equity:
Common Shares, no par value, unlimited shares authorized, 8,967,693 and 2,152,397 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	199,739,348	129,518,812
Accumulated other comprehensive loss	(371,184)	(371,184)
Accumulated deficit	(138,650,592)	(130,406,220)
Total shareholders' equity	60,717,572	(1,258,592)
Total liabilities and shareholders' equity	$67,411,571	$9,182,421

Condensed Consolidated Statement of Operations (Unaudited)

	For the	For the
	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2026	2025
Operating expenses:
Research and development	$6,971,005	$5,464,250
General and administrative	1,673,890	1,995,845
Total operating expenses	8,644,895	7,460,095
Loss from operations	(8,644,895)	(7,460,095)

Other income	400,523	112,192

Net loss	$(8,244,372)	$(7,347,903)

Net loss per share, basic and diluted	$(1.26)	$(5.27)

Weighted-average outstanding Common Shares, basic and diluted	6,527,779	1,394,048

For Investor Relations, please contact:

Carie Pierce VP, Investor Relations & External Affairs

IR@promisneurosciences.com